UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2017 (October 24, 2017)

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Retirement

On October 25, 2017, comScore, Inc. (the “Company”) announced that Dr. Gian M. Fulgoni, co-founder and Chief Executive Officer (“CEO”) of the Company, will retire as CEO on January 31, 2018 (the “Retirement Date”), and has indicated that he does not intend to stand for re-election to the Company’s Board of Directors (the “Board”) when his current term ends at the next annual meeting of stockholders.

In connection with the announcement, on October 24, 2017, the Company entered into a Retirement and Transition Agreement with Dr. Fulgoni (the “Retirement Agreement”). The Retirement Agreement provides that Dr. Fulgoni will continue in his current position as CEO and a member of the Board of the Company until the Retirement Date. Dr. Fulgoni will continue to serve as a member of the Board following the Retirement Date until the earlier of a permanent, full time successor CEO taking office or the next annual meeting of the Company’s stockholders following the Retirement Date. In addition, effective immediately following the Retirement Date, Dr. Fulgoni will be named Chairman Emeritus, and will also serve as Special Advisor to the Chairman of the Board and to the Chief Executive Officer (“Special Advisor”) following the conclusion of his service as a member of the Board. As Special Advisor, Dr. Fulgoni will provide assistance and cooperation to the Company, its Board and senior management team until January 31, 2019, including in the search and selection of his successor and the transition of his former responsibilities to such successor.

Through January 31, 2019, which is the date on which the transition and advisory services performed by Dr. Fulgoni will be completed, the Company will provide Dr. Fulgoni with the following compensation and benefits pursuant to the Retirement Agreement:

•	All accrued salary and accrued and unused paid time off earned through the Retirement Date;

•	The reimbursement of expenses for continuing healthcare coverage under COBRA for up to 18 months from the Retirement Date;

•	The vesting of all currently outstanding unvested restricted stock units (“RSUs”) previously granted under the Company’s 2007 Equity Incentive Plan in full on the Retirement Date; and

•	The issuance of $4,000,000 in fully vested RSUs as compensation for his services as CEO from August 2016 through January 2018 (for which he had not otherwise been separately compensated), subject to the Company’s compliance with Securities and Exchange Commission reporting requirements.

The Board has established a search committee (the “Search Committee”), which will be chaired by Susan Riley and will also include directors Wesley Nichols and Michelle McKenna-Doyle, to identify a permanent CEO candidate. The Search Committee intends to retain an executive search firm to assist in the process of identifying and evaluating potential candidates.

The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement, a copy of which is incorporated by reference herein as Exhibit 10.1.

Item 8.01	Other Events.

Press Release

On October 25, 2017, the Company issued a press release announcing Dr. Fulgoni’s retirement and the Company’s plans to hold a conference call with investors and analysts in late November. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Retirement and Transition Agreement between the Company and Gian M. Fulgoni, dated as of October 24, 2017

99.1	Press release dated October 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer

Date: October 25, 2017

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